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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE:

UNION PLANTERS SIGNS DEFINITIVE AGREEMENT TO ACQUIRE CAPITAL BANCORP

MEMPHIS, TENNESSEE; August 13, 1997 (NYSE:UPC) Union Planters Corporation announced today that it has entered into a definitive agreement pursuant to which UPC would acquire all of the outstanding stock of Capital Bancorp (NASDAQ:CBCP), based in Miami, Florida.

Under the terms of the agreement, UPC would exchange .8525 shares of UPC common stock for each common share of Capital. The acquisition, which is to be accounted for as a pooling of interests, is expected to be completed by the end of the first quarter of 1998, and is subject to due diligence review, shareholder and regulatory approval, and the satisfaction of certain normal contractual closing conditions. Based on the UPC closing price on August 12 of $50 7/16, Capital shareholders would receive approximately $43 in UPC shares for each common share of Capital in a tax-free exchange.

Capital Bancorp reported total assets of approximately $1.9 billion as of June 30, 1997, and is the largest independent bank holding company in South Florida with 28 offices in Dade, Broward and Palm Beach Counties. Capital is one of the largest issuers of trade letters of credit in the Southeast U.S. and operates a strong banking franchise with a focus on small business. In addition, Capital owns 81.3 percent of a successful commercial finance subsidiary, Capital Factors Holding, Inc. (NASDAQ:CAPF) headquartered in Boca Raton, with offices in Los Angeles, New York City, Charlotte, NC, and Atlanta. Capital Financial is ranked as one of the ten largest factoring companies nationwide. At the close of business on August 12, the market value of Capital's investment in Capital Financial was valued at approximately $192 million. Union Planters intends to market both the commercial financial and trade financial expertise to its existing customer base throughout seven states.

Union Planters, headquartered in Memphis, Tennessee was founded in 1869 and is a $15 billion bank holding company with banking offices in Tennessee, Mississippi, Missouri, Arkansas, Alabama, Louisiana and Kentucky.




For More Information:

Media:      Bill Andrews
            Senior Vice President
            Union Planters Corporation
            (901) 580-2892

Financial:  Jack Parker
            Executive Vice President and CFO
            Union Planters Corporation
            (901) 580-6781